Exhibit 10.1

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of April 1, 2026 (the “Effective Date”), by and between Safe Pro Group Inc. (together with its successors and assigns, the “Company”), and Jarret Mathews (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, as the Company’s Chief Operating Officer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Effective Date and end on the second anniversary thereof, subject to automatic renewal of the Term for additional one-year periods unless either the Company or Executive gives the other party written notice of intent not to renew the Term not less than 30 days before the date on which the Term otherwise would automatically renew. Notwithstanding the foregoing, the Term may be terminated earlier in accordance with Section 5.

2.	Position, Duties and Responsibilities, Location, and Commuting.

(a)	Position and Duties. During the Term, the Company shall employ Executive as Chief Operating Officer. Executive shall report directly to Chief Executive Officer, subject to the specific direction of the Company’s Board of Directors (the “Board”). Executive shall have such other duties, powers, and authority as are commensurate with his or her position as Chief Operating Officer and such other duties and responsibilities that are commensurate with his or her positions as specifically delegated to him or her from time to time by Chief Executive Officer.

(b)	Exclusive Services and Efforts. Executive agrees to devote his or her efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his or her position and, except as set forth herein, agrees to devote all of his or her professional time and attention to the business and affairs of the Company. Executive shall be entitled to engage in service on the board of directors of one (1) not-for-profit organization to the extent such service does not interfere with the performance of his or her duties and responsibilities to the Company, as determined by the Company in its sole discretion. Notwithstanding the foregoing, the Executive has the following prior commitments that shall be allowed hereunder, but which Executive shall terminate if a conflict of interest arises:

(i)	Strategic advisor for Wild West Systems (less than 2 hours a quarter).

(ii)	Strategic advisor for Reach Power (6 hours a quarter)

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(c)	Compliance with Company Policies. Executive shall be subject to the Bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics. Executive’s violation of the terms of such documents shall be considered a breach of the terms of this Agreement.

(d)	Location of Employment. Executive’s principal office, and principal place of employment, shall be in Tampa, Florida; provided that Executive may be required under business circumstances to travel outside of such location in connection with performing his or her duties under this Agreement.

3.	Compensation.

(a)	Base Salary. During the Term, the Company shall pay to Executive an annual salary of $200,000 (“Base Salary”). The Compensation Committee of the Board (the “Committee”) may increase or decrease the Base Salary, in its sole discretion, taking into account Company and individual performance objectives. Additionally, Executive shall receive $1,000 per month as a home office allowance.

(b)	Commencement Bonus/Annual Cash Bonus. Upon commencement of employment, the Executive will have earned a cash bonus of $50,000, payable within 15 days. During the Term, Executive shall be eligible to receive an annual cash bonus of up to 100% of his Base Salary, on terms and conditions as determined by the Committee in its sole discretion taking into account Company and individual performance objectives. Executive must be employed as of the date of payment in order to receive any bonus payable pursuant to this paragraph 3(b).

(c)	Equity Compensation Generally.

(i)	All equity-based awards granted to Executive, including but not limited to stock options, restricted stock, restricted stock units, or other equity-based awards (collectively, “Equity Awards”), shall be subject to:

(A)	the terms and conditions of the Company’s applicable equity incentive plan as in effect from time to time (the “Equity Plan”); and

(B)	one or more award agreements or notices, in a form prescribed by the Company (each, an “Award Agreement”).

(ii)	In the event of any conflict between this Agreement and the Equity Plan, the Equity Plan shall control, except to the extent expressly prohibited by applicable law or expressly stated otherwise in the relevant Award Agreement.

(iii)	Upon commencement of this Agreement, the Executive certain Equity Awards and incentives as set forth on Schedule A hereto.

(d)	Clawback Policy. Notwithstanding anything to the contrary in this Agreement or any other agreement between the Company and Executive, any incentive-based or other compensation paid or payable to Executive by the Company that is subject to recovery or forfeiture, as applicable, under any law, government regulation, stock exchange listing requirement, or any clawback policy adopted by the Company, as in effect from time to time, will be subject to any deduction, forfeiture, and/or recoupment as may be permitted or required under such law, regulation, requirement, or policy and as determined by the Company in its sole discretion. Executive agrees to promptly repay upon notice from the Company any amount that has been paid to Executive prior to becoming subject to recoupment thereunder.

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4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions of such plans, programs, and arrangements. Nothing herein shall be construed to limit the Company’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other employees of the Company, subject to Executive’s satisfaction of all applicable eligibility conditions to receive such fringe benefits and perquisites. In addition, Executive shall be eligible for up to 15 days of paid time off (“PTO”) per calendar year in accordance with the Company’s vacation and PTO policy, excluding standard paid Company holidays. In addition to PTO, you will have up to 7 days of paid medical leave per calendar year for your own illness or injury. This medical leave is separate from and in addition to any leave required under the Family and Medical Leave Act (FMLA).

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable pre-approved business and travel expenses incurred in the performance of his or her job duties, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with and subject to the expense reimbursement policy of the Company.

5.	Termination.

(a)	General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Executive is required to provide to the Company at least 15 days’ written notice of intent to terminate employment for any reason unless the Company specifies an earlier date of termination. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or benefits from the Company. For purposes of this Agreement, the following terms have the following meanings:

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date and any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(b); (ii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the Termination Date, payable within thirty days following the Termination Date; (iii) accrued but unused PTO days; and (iv) all other payments, benefits, or fringe benefits to which Executive shall be entitled as of the Termination Date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

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(ii)	“Cause” shall mean: (i) a breach by Executive of his or her fiduciary duties to the Company; (ii) Executive’s breach of this Agreement, which, if curable, remains uncured or continues after ten days’ notice by the Company thereof; (iii) the commission of (A) any crime constituting a felony in the jurisdiction in which committed, (B) any crime involving moral turpitude (whether or not a felony), or (C) any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (iv) illegal or controlled substance abuse or insobriety by Executive; (v) Executive’s material negligence or dereliction in the performance of, or failure to perform Executive’s duties of employment with the Company, which remains uncured or continues after ten days’ notice by the Company thereof; (vi) Executive’s refusal or failure to carry out a lawful directive of the Company or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive’s responsibilities; or (vii) any conduct, action or behavior by Executive that is, or is reasonably expected to be, materially damaging to the Company, whether to the business interests, finance or reputation. In addition, Executive’s employment shall be deemed to have terminated for Cause if, on the date Executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

(iii)	“Change in Control” means, as determined by the Board, (i) a sale, merger, or consolidation, in a single transaction or series of related transactions, in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are issued or transferred to a Person (as defined in Section 6(c) hereof) or Persons different from the Persons holding more than fifty percent of the total combined voting power of the Company immediately prior to such transaction, or (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to an unrelated third party.

(iv)	“Good Reason” shall mean the occurrence of any of the following circumstances or events, without Executive’s consent, upon which Executive notifies the Board in writing of such circumstance or event within ten days of its occurrence and shall have not been cured within thirty days after the Board’s receipt of written notice thereof from Executive: (i) a material reduction in Executive’s Base Salary (other than a reduction that is commensurate with a broad-based reduction among the Company’s executive employees); (ii) a material diminution of Executive’s duties, responsibilities, or authority (except as may occur in connection with a Change in Control); or (iii) a material breach by the Company of this Agreement. Executive’s resignation will not be treated as being for Good Reason unless Executive’s resignation occurs during the one-month period following the end of the cure period.

(v)	“Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement.

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(b)	Termination Without Cause or Termination by Executive for Good Reason. In the event that Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits. In addition, commencing on the first payroll date following the date that is sixty days following the Termination Date, the Company shall continue to pay Executive his or her Base Salary, in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for two months (the “Severance Period”); provided, however, that the Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Executive, in a form reasonably satisfactory to the Company, within sixty days following the Termination Date. In the event that Executive fails to timely execute and deliver such a release, the Company shall have no obligation to pay Severance Payments under this Agreement.

(c)	All Other Terminations. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive without Good Reason, or due to Executive’s death or disability, Executive shall be entitled to receive the Accrued Benefits and any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable in accordance with Section 3(b).

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. In its sole discretion, the Company may direct Executive, and Executive agrees to comply with any such direction, to delete or destroy any and all copies of such documents and materials that are not or cannot be returned to the Company that remain in Executive’s possession or control.

(e)	Post-Termination Cooperation. Executive agrees and covenants that, following the Term, he or she shall, to the extent requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his or her employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his or her reasonable out-of-pocket expenses incurred in compliance with this Section.

(f)	Post-Termination Non-Assistance. Executive agrees and covenants that, following the Term, he or she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by the Company, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency.

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6.	Indemnification. For a period of two years following Executive’s termination of employment (other than for Cause), the Company shall indemnify and hold Executive harmless from and against any claim, loss, or cause of action brought, asserted, or assessed against Executive by a third party that is directly connected with lawful actions of Executive performed in good faith within the scope of his or her employment with the Company, unless such actions constituted gross negligence or willful misconduct as determined by the Company in its sole discretion (a “Claim”). As a condition to the Company’s obligation under this Section, Executive shall provide the Company written notice of any Claim for which indemnification may be sought as promptly as practicable after Executive becoming aware thereof, stating all pertinent facts and including all notices and documents received by Executive relating to the Claim. The Company may assume the defense of a Claim against Executive, utilizing counsel of the Company’s choice; in such event, Executive may elect to participate in the defense of such Claim utilizing Executive’s own counsel at Executive’s sole expense. Executive shall cooperate in the defense of the Claim by the Company and shall provide the Company with all additional information and documents received by Executive or otherwise in Executive’s possession relating to the Claim. In the event the Company does not assume the defense of a Claim against Executive, Executive may assume such defense by written notice to the Company. The Company shall reimburse Executive for any reasonable attorneys’ fees and other expenses actually and necessarily incurred by Executive in connection with such defense. Executive shall not independently consent to the settlement of any Claim without the prior written consent of the Company. Any amounts reimbursed by the Company under this Section shall be promptly repaid to the Company by Executive if the Company later reasonably determines that the underlying Claim was not properly indemnifiable pursuant to this Section.

7.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date,” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Executive’s “separation from service” for any reason other than death, or (b) the date of Executive’s death. This Agreement may be amended without requiring Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Executive’s compensation and benefits and the Company does not guarantee that any compensation or benefits provided under this Agreement will satisfy the provisions of Section 409A.

(c)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

(d)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

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8.	Non-Compete, Non-Solicitation.

(a)	Non-Competition. Beginning on the date hereof and through the date that is one year following the Termination Date (the “Non-Compete Period”), Executive will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party, in any territory which the Company operates as of the time Executive is no longer employed by, consulting for, serving as a board member of, or no longer otherwise works for, the Company, (i) engage in, market, sell, or provide any products or services which are the same or similar to or otherwise competitive with the products and services sold or provided by the Company or (ii) own, acquire, or control any interest, financial or otherwise, in a third party or business or manage, participate in, consult with, render services for or otherwise, any business, that in each case is engaged in selling or providing the same, similar or otherwise competitive services or products which the Company is selling or providing, other than ownership of one percent or less of the equity of a publicly traded company.

(b)	Non-Solicitation.

(i)	Beginning on the date hereof and through the date that is two years following the Termination Date (the “Non-Solicit Period”), Executive will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) call on, solicit, or service, engage or contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, distributor, developer, service provider, licensor, or licensee or other material business relation of the Company, (2) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished, or sold by the Company) of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company or (3) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

(ii)	During the Non-Solicit Period, Executive will not, and will cause his or her affiliates not to, directly or indirectly, through or in association with any third party (1) solicit, induce, recruit, or encourage any employees or independent contractors of or consultants to the Company to terminate their relationship with the Company or take away or hire such employees, independent contractors, or consultants or (2) attempt to do any of the foregoing, either for Executive’s own purposes or for any other third party.

9.	Nondisclosure and Nonuse of Confidential Information.

(a)	Representations. Executive acknowledges that: (i) the Confidential Information (as hereinafter defined) is a valuable, special, and unique asset of the Company, the unauthorized disclosure or use of which could cause substantial injury and loss of profits and goodwill to the Company; (ii) Executive is in a position of trust and subject to a duty of loyalty to the Company, and (iii) by reason of his or her employment and service to the Company, Executive will have access to the Confidential Information. Executive, therefore, acknowledges that it is in the Company’s legitimate business interest to restrict Executive’s disclosure or use of Confidential Information for any purpose other than in connection with Executive’s performance of Executive’s duties for the Company, and to limit any potential misappropriation of such Confidential Information by Executive.

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(b)	Nondisclosure/Nonuse. Executive will not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as hereinafter defined) of which Executive is or becomes aware, whether or not such information is developed by him or her, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or has been expressly authorized by the Board; provided, however, that this sentence shall not be deemed to prohibit Executive from complying with any subpoena, order, judgment, or decree of a court or governmental or regulatory agency of competent jurisdiction (an “Order”); provided, further, however, that (i) Executive agrees to provide the Company with prompt written notice of any such Order and to assist the Company, at the Company’s expense, in asserting any legal challenges to or appeals of such Order that the Company in its sole discretion pursues, and (ii) in complying with any such Order, Executive shall limit his or her disclosure only to the Confidential Information that is expressly required to be disclosed by such Order. Executive will take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft. Executive shall deliver to the Company at the Termination Date, or at any time the Company may request, all memoranda, notes, plans, records, reports, electronic information, files and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which Executive may then possess or have under his or her control.

(c)	Confidential Information. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement) and that is used, developed, or obtained by the Company in connection with its business, including, but not limited to, information, observations, and data obtained by Executive while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software and hardware, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) databases and data, (x) accounting and business methods, (xi) inventions, devices, new developments, methods, and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and all information with respect to such persons) and customer or client lists, (xiii) suppliers (and all information with respect to such persons) or supplier lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology, and trade secrets, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d)	Defend Trade Secrets Act Whistleblower Immunity Notice. Pursuant to 18 U.S.C. §1833(b), Employee is notified that: An individual shall not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a compliant or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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10.	Property; Inventions and Patents.

(a)	Property. All inventions, developments, software, designs, reports, trademarks, and related materials (whether or not patentable) (“Inventions”) that relate to the Company’s business and are conceived or created by Executive during employment — or afterwards using Company resources or Confidential Information — are the sole property of the Company (“Work Product”). Executive will promptly disclose all Work Product to the Company and take all steps necessary to confirm the Company’s ownership. To the extent Work Product is copyrightable, it constitutes a work made for hire; to the extent it does not, Executive hereby assigns all rights in it to the Company.

(b)	Cooperation. During and after employment, Executive will assist the Company in obtaining patents, copyrights, and other IP protections for Work Product worldwide, and will execute any documents necessary to establish the Company’s ownership. Executive will not claim ownership of or file any IP applications for any Work Product.

(c)	No Inventor Designation; Moral Rights Waiver. The Company is not required to designate Executive as inventor or author of any Work Product. Executive irrevocably waives, to the fullest extent permitted by law, all rights to such designation and all moral rights in any Work Product.

(d)	Pre-Existing and Third-Party Materials. Executive will not incorporate any pre-existing or third-party intellectual property into Work Product without prior written Company approval. To the extent any such materials are incorporated with approval, Executive grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use them. Executive will not incorporate IP owned by any other party without the Company’s prior written consent.

(e)	Attorney-in-Fact. Executive irrevocably appoints the Company as attorney-in-fact to execute and file any IP applications on Executive’s behalf if Executive is unavailable or unable to do so.

11.	Non-Disparagement. Executive agrees that, during the Term and at any time thereafter, he or she will not make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written), to any person other than a member of the Board, that disparages the Company or is likely in any way to harm the business or the reputation of the Company, or any of its former, present, or future managers, directors, officers, members, stockholders, or employees.

12.	Enforcement of Restrictive Covenants. Because Executive’s services are special, unique, and extraordinary and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Sections 8, 9, 10 or 11 of this Agreement, notwithstanding any provision to the contrary in Section 16. Therefore, in the event of a breach or threatened breach of this Agreement, the Company, or any of its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of such provisions (without posting a bond or other security). The parties acknowledge that the restrictions in Sections 8, 9, 10, or 11 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company.

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13.	Assurances by Executive. Executive represents and warrants to the Company that he or she may enter into and fully perform all of his or her obligations under this Agreement and as an employee of the Company without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

14.	Termination or Repayment of Severance Payments. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Executive violates any provision of this Agreement, any obligation of the Company to pay Severance Payments shall be terminated and of no further force or effect, and Executive shall promptly repay to the Company any Severance Payments previously made to Executive, in each case, without limiting or affecting Executive’s obligations under this Agreement the Company’s other rights and remedies available at law or equity.

15.	Publicity. During the Term and for a three-month period thereafter, Executive hereby irrevocably consents to any and all uses and displays of the Executive’s name, voice, likeness, image, appearance, and biographical information by the Company and its agents, representatives, and licensees for legitimate commercial or business purposes of the Company.

16.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or five days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, with a copy to 18305 Biscayne Blvd., Suite 222, Aventura, Florida 33160, with a copy to its General Counsel to 18305 Biscayne Blvd., Suite 200, Aventura, Florida 33160 and, if to Executive, at his or her address set forth following his or her signature below. Either party may change such address from time to time by notice to the other.

17.	Governing Law; Arbitration. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Florida, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied; provided, however, that, to the fullest extent permitted by applicable law, any dispute, controversy or claim arising out of or related to this Agreement shall be submitted to and decided by binding arbitration, located in Broward County and administered and conducted pursuant to the applicable rules and procedures of AAA as well as any requirements imposed by applicable law. The parties hereby agree to accept the arbitrator’s award as final and binding upon them.

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18.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

19.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

20.	Assignment. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive. The obligations of Executive hereunder shall be binding upon Executive’s heirs, administrators, executors, assigns, and other legal representatives. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

21.	Voluntary Execution; Representations. Executive acknowledges that (a) he or she has consulted with or has had the opportunity to consult with independent counsel of his or her own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he or she has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his or her own judgment and without duress.

22.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

24.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his or her incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his or her beneficiary, estate, or other legal representative.

25.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

26.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

27.	Right of Set Off. In the event of a breach by Executive of the provisions of this Agreement, the Company is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and after ten days prior written notice to Executive, to set off and apply any and all amounts at any time held by the Company on behalf of Executive and all indebtedness at any time owing by the Company to Executive against any and all of the obligations of Executive now or hereafter existing.

28.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

29.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

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Safe Pro Group Inc.

By:	/s/ Daniyel Erdberg
Daniyel Erdberg, CEO
Date:	4/2/26

EXECUTIVE:

By:	/s/ Jarret Mathews
Jarret Mathews
Date:	4/2/26

Address for Notices:

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Schedule A

1.	Accelerated Vesting of Existing Share Award (15,000 Shares).

(a)	Executive currently holds an award of Company common stock representing fifteen thousand (15,000) shares of the Company’s common stock (the “Existing Share Award”), granted pursuant to the Equity Plan and an applicable Existing Award Agreement dated August 1, 2025 (the “Existing Award Agreement”).

(i)	Notwithstanding anything to the contrary contained in the Existing Award Agreement or the Equity Plan, effective as of the Commencement Date and conditioned upon Executives commencement of employment as COO, the vesting of the Existing Share Award shall be accelerated such that one hundred percent (100%) of the shares subject to the Existing Share Award (to the extent then outstanding and unvested) shall become fully vested as of the Commencement Date, subject to compliance with all applicable tax withholding and other obligations.

2.	Inducement Award:

(a)	20,000 shares of restricted Company Common Stock, as inducement to become an employee of the Company

3.	Annual Option Grant (75,000 Options per Year; Quarterly Vesting).

(a)	Commencing with the Company’s 2026 fiscal year that includes the Commencement Date, and for each fiscal year thereafter during the Term (unless otherwise determined by the Board or the Compensation Committee in its sole discretion), Executive shall be eligible to receive an annual stock option award under the Equity Plan to purchase seventy-five thousand (75,000) shares of the Company’s common stock (each, an “Annual Option Grant”), subject to approval by the Board or the Compensation Committee.

(b)	Subject to Executives continued employment with the Company through each applicable vesting date, and except as otherwise provided in this Agreement, the Equity Plan, or the applicable Award Agreement, each Annual Option Grant shall vest in equal quarterly installments over the one (1) year period following the applicable Grant Date.

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4.	Performance-Based Option Awards (Revenue Milestone Options).

(a)	In addition to the Annual Option Grants described in Section 1(a)(ii), Executive shall be eligible to receive the following performance-based option awards (collectively, the “Revenue Milestone Options”):

(i)	fifty thousand (50,000) options upon achievement by the Company of five million dollars ($5,000,000) in Revenue (as defined below) for a single fiscal year (the “$5M Milestone Options”);

(ii)	fifty thousand (50,000) options upon achievement by the Company of ten million dollars ($10,000,000) in Revenue for a single fiscal year (the “$10M Milestone Options”); and

(iii)	one hundred thousand (100,000) options upon achievement by the Company of twenty million dollars ($20,000,000) in Revenue for a single fiscal year (the “$20M Milestone Options”).

(b)	Each Revenue Milestone shall be deemed achieved for purposes of this Section 3 on the date the Board or the Compensation Committee certifies in good faith, based on the Company’s financial statements, that the applicable Revenue Milestone has been satisfied for the relevant fiscal year (the “Certification Date”).

(c)	If Executives employment terminates for any reason prior to the date on which the Board or the Compensation Committee certifies the achievement of any Revenue Milestone, Executive shall have no right to receive the corresponding Milestone Option Grant unless otherwise expressly provided in a separate written agreement approved by the Board or the Compensation Committee.

(d)	In the event of any restatement of the Company’s financial statements or any accounting reclassification that would result in a change in whether a Revenue Milestone was achieved, the Board or the Compensation Committee may, in its sole discretion, adjust, cancel, or require forfeiture of any Milestone Option Grant previously awarded or vested based on any such Revenue Milestone, subject to applicable law.

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